Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-264372
September 2023

LA ROSA HOLDINGS CORP.

FAMILY. PASSION. GROWTH.

DISCLAIMER

This presentation has been prepared by La Rosa Holdings Corp. (the "Company") solely for informational purposes. The information included herein in this presentation has not been independently verified. No representations, warranties or undertakings, express or implied, are made by the Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this presentation. By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this presentation or otherwise arising in connection with the presentation. The information presented or contained in this presentation is subject to change without notice and its accuracy is not guaranteed. None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof except as required by law. This presentation should not be construed as legal, tax, investment or other advice.

The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission, File No. 333-264372, relating to the proposed public offering of its securities in the United States, but the registration statement has not yet become effective. The proposed offering of the Company's securities to be made in the United States will be made solely on the basis of the prospectus included in such registration statement, as and when declared effective by the Securities and Exchange Commission. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus.

This presentation contains statements that reflect the Company's intent, beliefs or current expectations about the future These statements can be recognized by the use of words such as "expect," "plan," "anticipate," "target," "may," "will," "estimate," "project," "intend" or words of similar meaning. These forward-looking statements are made only, and are based on, estimates and information available to the Company, as of the date of this presentation, and are not guarantees of future performance. All statements other than statements of historical fact in this Presentation are forward-looking statements, including but not limited to, the Company's goals and growth strategies; the Company's expectations regarding demand for and market acceptance of the Company's brand and platforms; the Company's future business development, results of operations and financial condition; the Company's ability to maintain and improve the Company's infrastructure necessary to operate the Company's business; the Company's ability to use of proceeds from its proposed initial public offering in the manner contemplated by the Company; the effect of any sales or the anticipation of sales by the selling stockholders upon the market price of the Company's ordinary shares; the Company's ability to comply meet the initial listing requirement on the Nasdaq Stock Market and the continued listing standards; the Company's ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company's operating results and financial condition and the price of its ordinary shares; the Company's ability to attract and retain qualified senior management personnel and research and development staff; and assumptions underlying or related to any of the foregoing and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the registration statement, and available on the SEC's website at http://www.sec.gov.

These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the US Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering.

All the third-party trademarks, names, and other information that appeared in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

LA ROSA HOLDINGS CORP.

OFFERING SUMMARY

Issuer	La Rosa Holdings Corp.
Exchange	Nasdaq Capital Market
Ticker	LRHC
Offering Type	Initial Public Offering
Security	Common Stock
Expected Offering Size	1,000,000 Shares
Expected Offering Amount	$5,000,000
Over-Allotment Option	15% (100% Primary)
Offering Price	$5.00
Settlement	T+2
Sole Bookrunner	Alexander Capital, L.P.
Anticipated Pricing	Week of September 25th

LA ROSA HOLDINGS CORP.

Our agent-centric platform is the beating heart of our mission.



LA ROSA HOLDINGS CORP.

HOME BUYER CHALLENGES



01

Complexity of the Buying Process

02

Limited Inventory, Competitive Bidding, and Multiple Offers

03

Emotional Stress and Decision-Making

LA ROSA HOLDINGS CORP.

AGENT CHALLENGES


HOME FOR
SALE

01

Demanding client expectations

02

Evolving Technologies

03

Intense Competition

OUR SOLUTION



- Agent-centric commission model
- Offer ancillary services, e.g. mortgage, insurance and title services
- Provide proprietary technology, training, and on-going coaching support
- Encourage agents to pursue commercial real estate (CRE) transactions and provide CRE services

LA ROSA HOLDINGS CORP.

LA ROSA REALTY

BY THE NUMBERS

2,450
AGENT COUNT

$2.9B
TOTAL TRANSACTION VOLUME*

8,300
TRANSACTIONS COUNT IN TOTAL*

35
OFFICES

6
STATES & UNINCORPORATED TERRITORY


BROWARD



*FY2022

OFFICE LOCATIONS

CALIFORNIA
Hayward**
Los Angeles**

GEORGIA
Alpharetta*
Gainesville*

NEW YORK
Valley Stream**
Hauppauge**

SOUTH CAROLINA
Greensville*

PUERTO RICO
Bayamon*
Carolina*

FLORIDA
Apopka*
Celebration
Clermont*
Davenport*
Downtown Orlando*
Fort Lauderdale*
Homestead
Jacksonville*
Kendall*
Kissimmee*
Lake Nona*
Lakeland*
Lake Worth*
Longwood
Miami Lakes
North Florida
Orlando*
Reunion*
Sarasota
St. Cloud
St. Augustine*
St. Petersburg*
Venice*
Waterford Lakes*
Wesley Chapel*
Winter Garden*

*Franchised location
**Affiliated offices that pay fees to the company


Orlando
El. 109 ft

AWARDS & RECOGNITION



All awards and recognition are presented to La Rosa Realty, LLC.

TOP WORK PLACES Orlando Sentinel	No. 1 in the large-business category in the 2022 Orlando Sentinel Top Workplaces program	2022
NATIONAL ASSOCIATION OF REALTORS®	Top 75 Residential Real Estate Firms in the United States	2020, 2019, 2018 & 2017
Orlando Business Journal	Top Office (Buyer Transactions by Volume)	2018

LA ROSA HOLDINGS CORP.

100%

- LA ROSA REALTY
- LA ROSA COACHING
- COMMERCIAL LA ROSA CRE MEMBER
- LRPM LA ROSA PROPERTY MANAGEMENT
- LA ROSA FRANCHISING

51%

- LA ROSA REALTY KISSIMMEE
- NONA LEGACY POWERED BY LA ROSA REALTY

PUBLIC REAL ESTATE BROKERAGE COMPARISON

	DISRUPTOR	TRADITIONAL		
	LA ROSA REALTY	KELLERWILLIAMS	eXp REALTY	REALOGY / COMPASS / RE/MAX
BROKERAGE MODEL	DISRUPTIVE / HIGHER COMMISSIONS	TRADITIONAL SPLITS TO AGENTS	TRADITIONAL SPLITS TO AGENTS	TRADITIONAL SPLITS TO AGENTS
AGENT COMMISSION	100% - AGENTS EARN THE MOST PER SALE	30% OF COMMISSION TO BROKER + TRANSACTION FEES	20% OF COMMISSION TO BROKER	20-40% OF COMMISSION TO BROKER
EDUCATION	FREE EDUCATION	PAID EDUCATION	FREE EDUCATION	MINIMAL IN-HOUSE EDUCATION
TECHNOLOGY	PROPRIETARY TRAINING PLATFORM	PROPRIETARY TECHNOLOGIES- KELLER CLOUD	PROPRIETARY TRAINING & SUPPORT PLATFORM	MINIMAL PROPRIETARY TECHNOLOGY

LA ROSA HOLDINGS CORP.

LA ROSA REALTY AGENTS EARN MORE

LA ROSA REALTY

La Rosa Realty	
$350,000	Sale Price
3%	Commission %
$10,500	Total Commission
-$0	Split to Broker (0%)
$10,500	Total to Agent

VS

Traditional Brokerage

Traditional Brokerage	
$350,000	Sale Price
3%	Commission %
$10,500	Total Commission
-$3,150	Split to Broker (30%)
$7,350	Total to Agent

$3,150 more in commission to the La Rosa Realty agent.

The above example represents an agent in the Premier and Blue plan who are no longer in La Rosa Coaching. New agents enter La Rosa Coaching at a 60/40 split for their first four transactions.

DIVERSIFIED REVENUE STREAMS

LA ROSA
HOLDINGS CORP.

La Rosa Realty
Percentage fees paid on agent-generated residential real estate transactions. Other revenues earned upon occurrence (annual and monthly dues charged to our agents).

La Rosa Franchising
One-time fee payable upon signing of the franchise agreement. Other revenues earned upon occurrence (annual membership, technology, interest, late fees, renewal, transfer, successor, audit, and other related fees). Per agent per closed transaction; payable monthly.

La Rosa CRE
10% of every real estate commission earned by the sales agent.

La Rosa Property Management
Management fees are paid by the sales agents from fees earned from property owners, rental fees, and rents.

La Rosa Coaching
Based on real estate commissions earned by the sales agent. Event fees and break-out sessions.

PROPRIETARY TECHNOLOGY PLATFORM



EDUCATION

Robust, best-in-class training platform for sales agents, both new and experienced. Daily in-person educational classes are available, plus virtual support 24/7.

MARKETING

AI integrated CRM software*.

Each franchise and agent is given their own personalized website.*

*Third-party software

INTRANET

Proprietary company intranet called My Agent Account

Internal Referral Network

Ticket Support System

Streamlined Onboarding System

OPPORTUNITIES

Create new proprietary technologies to expand offerings.

Opportunistic acquisitions of technology we believe will fuel growth.

LA ROSA HOLDINGS CORP.


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LA ROSA HOLDINGS CORP.

FINANCIAL SUMMARY

	FY2022	FY2021	FY2020
Total Gross Sales Revenue	26,203,921	28,797,531	24,127,871
Total Cost of Sales	23,678,819	25,283,775	21,051,729
Gross Profit	2,525,102	3,513,756	3,076,142
Gross Margin	*9.6%*	*12.2%*	*12.7%*
Sales and marketing	415,770	254,453	258,953
General and administrative	4,114,520	3,196,379	2,689,535
Total Operating Expenses	4,530,290	3,450,832	2,948,488
Non-cash stock based compensation	230,664	-	-
IPO Expenses (non-recurring)	934,000	-	-
	1,164,664		
Non-GAAP EBITDA	(840,524)	62,924	127,654

- Gross profit decline in FY22 was primarily attributable to excess demand in 2021 coming out of the pandemic, which had a temporary cooling effect in FY22
- General and administrative expenses increased in FY22 primarily due to indirect costs associated with the Company's IPO process

LA ROSA HOLDINGS CORP.

MANAGEMENT



<u>Joe La Rosa</u>, *Founder, Chairman of the Board, & CEO*

- 18 years of real estate experience
- <u>2004 – Present:</u> President, CEO & Chairman of the BOD since La Rosa Realty's inception
- <u>2008 – 2010:</u> President of the Casa Latino group of companies, co-developed the first Latino real estate franchise in the U.S.
- Life and Business Coach and Philanthropist



<u>Kent Metzroth</u>, EVP & Chief Financial Officer

- Over 20 years of domestic and international experience in multiple industries
- <u>2019 – 2022:</u> Served in various senior-level finance roles, including Senior VP Finance, Treasury, Tax and IR at Finastra International Limited, a global leader in fintech
- <u>2013 – 2019:</u> VP of Finance at Veeco Instruments Inc., a global semiconductor capital equipment manufacturer



<u>Alex Santos, *CTO*</u>



<u>Laverne Grajales, *Managing Broker*</u>



<u>Tiffany Polite, *Director of Coaching*</u>



<u>Pedro Aguilar, *Director of Education*</u>



<u>Lissette Ortolani, *Director of Recruiting*</u>



<u>Brian Kirkwood, *Director of Marketing*</u>

LA ROSA HOLDINGS CORP.

KEY INVESTMENT HIGHLIGHTS

1 BROAD REACH

2,450 agents*

35 offices

*Agent count includes agents in La Rosa Holdings Corp. owned and franchised offices

2 UNIQUE BUSINESS MODEL

Services include residential and commercial real estate brokerages, franchising, real estate education and coaching, and property management

Agent centric model

Proprietary technology for training and marketing

3 FUTURE OPPORTUNITY

Offer additional services such as mortgage brokering, title, homeowner's insurance

Organic growth and expansion to further locations both inside and outside the U.S. Create or acquire additional proprietary technologies

4 FINANCIAL STRENGTH

History of profitability, excluding non-recurring IPO expenses

LA ROSA HOLDINGS CORP.

IPO USE OF PROCEEDS

- ✓ Acquiring more agents
- ✓ Developing new services
- ✓ Acquisitions of controlling interest in a number of our franchisees
- ✓ Acquisitions of other independent real estate brokerages, title insurance agencies, mortgage brokerages and other complementary businesses
- ✓ General operating expenses
- ✓ Repayment of debt
- ✓ Purchase and acquisition of proprietary technology

LA ROSA HOLDINGS CORP.

FAMILY. PASSION. GROWTH.